Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of My Size, Inc., a Delaware corporation (the “Company”);

WHEREAS, Activist Investing LLC, a New York limited liability company (“Activist”), Custodian Ventures LLC, a Wyoming limited liability company (“Custodian”), David E. Lazar, David Aboudi, David Natan and Patrick Loney (collectively, the “Group”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2021 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2021 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 12th day of May 2021 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2. So long as this agreement is in effect, each of the undersigned agrees to provide each of Mr. Lazar at least 48 hours advance written notice (with a copy to and Olshan Frome Wolosky LLP (“Olshan”)) prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which the undersigned has, or would have, direct or indirect beneficial ownership so that Mr. Lazar has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by each of the undersigned; provided, however, that prior to the 2021 Annual Meeting, none of the undersigned shall buy, or increase any beneficial ownership over, any securities of the Company if, as a result of such action, the Group would beneficially own 10% or more of the Company's common stock without the prior consent of Mr. Lazar. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies for the election of the persons nominated by the Group to the Board at the 2021 Annual Meeting, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. Activist, Custodian and Mr. Lazar shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5. Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Mr. Lazar, or his representatives, which approval shall not be unreasonably withheld.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this agreement.

7. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9. Any party hereto may terminate his/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Kenneth A. Schlesinger at Olshan, Fax No. (212) 451-2222.

10. Each party acknowledges that Olshan shall act as counsel for both the Group and Mr. Lazar and his affiliates relating to its investment in the Company.

11. Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

ACTIVIST INVESTING LLC

By:	/s/ David E. Lazar
	Name:	David E. Lazar
	Title:	Chief Executive Officer

CUSTODIAN VENTURES LLC

By:	/s/ David E. Lazar
	Name:	David E. Lazar
	Title:	Chief Executive Officer

/s/ David E. Lazar
DAVID E. LAZAR

/s/ David Aboudi
DAVID ABOUDI

/s/ Patrick Loney
PATRICK LONEY

/s/ David Natan
DAVID NATAN